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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              ------------------
                                SCHEDULE 14D-9
                              (AMENDMENT NO. 5)
                    Solicitation/Recommendation Statement
                     Pursuant to Section 14(d)(4) of the
                       Securities Exchange Act of 1934
                              ------------------
                          SPRINGHILL LAKE INVESTORS
                             LIMITED PARTNERSHIP
                          (Name of Subject Company)
                SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP
                     (Name of Person(s) Filing Statement)
                    UNITS OF LIMITED PARTNERSHIP INTEREST
                        (Title of Class of Securities)
                                     NONE
                              ------------------
                    (CUSIP Number of Class of Securities)
                          RICHARD J. MCCREADY, ESQ.
                SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP
                     C/O THREE WINTHROP PROPERTIES, INC.
                           ONE INTERNATIONAL PLACE
                         BOSTON, MASSACHUSETTS 02110
                                (617) 330-8600
                (NAME, ADDRESS, AND TELEPHONE NUMBER OF PERSON
               AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS
                 ON BEHALF OF THE PERSON(S) FILING STATEMENT)
                              ------------------
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   This Amendment No. 5 amends and supplements the
Solicitation/Recommendation Statement on Schedule 14D-9, dated February 1, 1995, as amended (the "Schedule 14D-9"), of Springhill Lake Investors Limited Partnership. Capitalized terms used herein shall have the definitions set forth in the Schedule 14D-9 unless otherwise provided herein.

ITEM 3. IDENTITY AND BACKGROUND AND

ITEM 7. CERTAIN NEGOTIATIONS AND TRANSACTIONS BY THE SUBJECT COMPANY

   On March 17, 1995, Three Winthrop received a letter from Greenbelt stating, among other things, that Greenbelt had received consents representing more than a majority in interest in the Units. Attached to such letter were letters dated the same date from Lerner and Lerner's attorney to the Lender stating the same and requesting that the Lender indicate that it will not declare a default upon the delivery of such consents to the Partnership. On March 17, 1994, Three Winthrop delivered a letter to the Lender explaining that Lerner has no way of knowing how many consents he has actually received since some Limited Partners may have both consented to the Lerner Proposal and tendered their Units to the Purchaser, and that once the Purchaser purchases Units tendered, any consent to the Lerner Proposal which a tendering Limited Partner may have previously granted will be automatically terminated pursuant to the terms of Lerner's Consent Solicitation.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

   The following documents are filed herewith:

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
 EXHIBIT NO.    DOCUMENT
 -----------    --------
(c)(8)           Letter to Three Winthrop Properties, Inc. from Greenbelt Residential Limited Partnership dated
                 March 17, 1995.
(c)(9)           Letter from Three Winthrop Properties, Inc. to the Lender dated March 17, 1995.
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                                  SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                     SPRINGHILL LAKE INVESTORS LIMITED
                                     PARTNERSHIP

                                     By: Three Winthrop Properties, Inc.
                                          Managing General Partner


                                          By: /s/ Philip J. Brannigan, Jr.
                                              -----------------------------
                                              Name:  Philip J. Brannigan, Jr.
                                              Title: Vice President


Date:  March 20, 1995



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                                EXHIBIT INDEX


EXHIBIT   DESCRIPTION                                               PAGE NO.
- -------   -----------                                               --------
(c)(8)    Letter to Three Winthrop Properties, Inc. from Greenbelt
          Residential Limited Partnership dated March 17, 1995 ....
(c)(9)    Letter from Three Winthrop Properties, Inc. to the Lender
          dated March 17, 1995 ....................................
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